Exhibit 10.6

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

August 26, 2004

Neurogenetics, Inc.

11085 N. Torrey Pines Road

La Jolla, California 92037

Attention:  Chief Executive Officer

Ladies and Gentlemen:

As you are aware, we have been engaged in discussions, and as of the date of this letter we are entering into an equity investment in Neurogenetics, Inc., a Delaware corporation (the “Company” or “you”), by Johnson & Johnson Development Corporation, a New Jersey corporation (“JJDC” or “we” or “us”), pursuant to that certain Series C Participating Preferred Stock Purchase Agreement of even date herewith by and among JJDC, the Company and the certain other investors set forth therein. The purpose of this letter is to provide JJDC with certain rights with respect to the consummation of any proposed sale, transfer, license or distribution arrangement, whether by operation of law or by merger or consolidation, regarding any of the Rights (as defined below (any of such transactions referred to above being hereinafter referred to as a “Proposed Transaction”). The term “Rights” shall include all inventions, developments, patents, patent applications, know-how, technology, other proprietary rights or products owned, developed or acquired (whether through license or otherwise) by the Company related to its research and development work into the use of M1 agonists in the treatment of CNS disorders (the “M1 Agonist Program”). JJDC’s affiliate company Johnson & Johnson Pharmaceutical Research & Development, L.L.C. (“J&J PRD”) has [***] and [***], which are part of the M1 Agonist Program, and based thereon, JJDC has elected to enter into this letter agreement with the Company. In consideration of the representations, warranties, agreements and covenants contained in this letter, and for other good and valuable consideration, including the agreement of Scott Reines, Vice President at J&J PRD, or such other person as may be designated by JJDC, and reasonably acceptable to the Company, to serve without compensation (other than reimbursement of reasonable expenses) as a scientific advisory board or clinical advisory board member to the Company through December 31, 2005 pursuant to a mutually acceptable scientific advisory board or clinical advisory board consulting agreement, the receipt and sufficiency of which are hereby acknowledged, JJDC and the Company hereby agree as follows:

1.                                      The parties hereby agree that, following the completion (if any) of the Company’s first [***] with respect to [***], or such other M1 agonist as may be selected in good faith by the Company to be used in the Company’s [***], the Company shall deliver in writing, via certified mail (return receipt requested) or by Federal Express, to JJDC notice of such completion, together with the final statistical report for the [***] (the “Report”) and all other material data from the M1 Agonist Program, including a letter from an officer of the Company confirming delivery to JJDC of all such material data in the Company’s possession or control as of the date of the Report. For a period of [***] [***] (the “Period of Exclusive Negotiation”) commencing upon JJDC’s receipt of such items, such date (the “Delivery Date”) to be evidenced by the return receipt or Federal Express signature receipt record, the Company shall negotiate in good faith and exclusively with JJDC with respect to the consummation of a Proposed Transaction (it being understood that the final pricing, terms, conditions and other material

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provisions of any such Proposed Transaction shall be subject to approval by the Company’s board of directors (the “Board”), and the Board may elect to not approve any such Proposed Transaction in its sole discretion). Notwithstanding the foregoing, the Company and JJDC may mutually agree by written amendment to this letter agreement to commence the Period of Exclusive Negotiation prior to the completion of the [***] study as described above.

2.                                      (a)                                  Following the expiration of the Period of Exclusive Negotiation, the Company may enter into an agreement with respect to a Proposed Transaction on terms that are more favorable to you in the aggregate (taking into consideration all of the material pricing, terms and provisions) than the terms last offered by us during the Period of Exclusive Negotiation. For a period of [***] days following the expiration of the Period of Exclusive Negotiation (the “Rights Period”), you shall not consummate or agree to consummate a Proposed Transaction with any other party (a “Third Party”) on terms that are not more favorable to you in the aggregate (taking into consideration all of the material pricing, terms and provisions of the JJDC Proposed Transaction and the Third Party’s Proposed Transaction) than the terms last offered by us during the Period of Exclusive Negotiation without first promptly giving notice thereof to us in writing with respect to each such Proposed Transaction (in each case, the “Notice”) specifying the pricing, terms, conditions and other material provisions of such Proposed Transaction by providing a redacted (with respect to the Third Party’s name only) copy of the Third Party proposal. In the event that we elect to consummate a transaction upon the same pricing, terms, conditions and other material provisions as specified in the Notice, we shall have [***] business days to so notify you and you shall use all reasonable commercial efforts to facilitate the consummation of such a Proposed Transaction with us within [***] days following receipt of the Notice, unless extended by mutual agreement of the parties (the “Negotiation Period”) (it being understood that the pricing, terms, conditions and other material provisions of such Proposed Transaction (and JJDC’s consummation thereof in lieu of the Third Party) shall have been approved by the Board prior to delivery of the applicable Notice). In the event that we fail to elect to exercise this right within the above mentioned [***] business day period or fail to enter into definitive documentation or other binding agreement with you with respect to the applicable Proposed Transaction within the applicable Negotiation Period, you may enter into an agreement with the specified Third Party with respect to the applicable Proposed Transaction on terms that are, in the aggregate, not less favorable to you than the terms specified by you in the applicable Notice. In the event that the pricing, terms, conditions and other material provisions of any applicable Proposed Transaction are modified to be less favorable to you than were specified in the applicable Notice, then the Company shall be required pursuant to this Section 2(a) to give anew the requisite Notice to us and comply with the right of first refusal and other provisions set forth herein.

(b)                                  Subject to the last sentence of Section 2(a), the parties hereby agree that JJDC’s rights of first negotiation and refusal set forth above in Section 1 and 2(a) and all other rights and obligations of the parties set forth in this letter shall terminate at the termination of the Rights Period (i.e. up to [***], unless extended by mutual agreement, after the Delivery Date) or, in the event that one or more Notices is given during the Rights Period, the termination of the Negotiation Period for the last Notice given (the “End Date”).

(c)                                  Until the End Date, you shall not sell, license or otherwise transfer any right, title and interest (including, but not limited to, those with respect to patents, patent applications,

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trademarks, tradenames, inventions, processes, formulae and copyrights) in or to any M1 Agonist Program asset, except in accordance with Sections 1 and 2(a). The parties hereby acknowledge and agree that we shall have no obligation to enter into a definitive agreement concerning the Proposed Transaction if we so elect in our sole determination. You hereby represent and warrant to us that (i) you have all right, title and interest (including, but not limited to, those with respect to patents, patent applications, trademarks, tradenames, inventions, processes, formulae and copyrights) or valid licenses with respect to, all M1 Agonist Program assets, and (ii) the granting of rights provided herein will not conflict with or infringe upon the rights of any other person or entity.

(d)                                  The parties hereto agree and acknowledge that, at JJDC’s discretion, JJDC may cause one of its affiliates instead of it to enter into a written binding letter of intent or definitive, written agreement regarding a Proposed Transaction, as contemplated herein.

3.                                      You shall not originate any publicity, news release or other public announcement, written or oral, whether relating to the performance under this letter agreement or the existence of any arrangement between the parties, without our prior written consent, except that the Company may disclose this letter agreement (i) to potential investors in a bona fide financing, (ii) in connection with the Company’s initial public offering, and (iii) upon prior written notice to us, to Third Parties in connection with any Proposed Transaction.

4.                                      Consummation of a Proposed Transaction involving the parties hereto shall be subject to the execution of a definitive agreement, containing representations and warranties, indemnities and other terms and conditions that are customary for a transaction of this kind (the “Definitive Agreement”) and the satisfaction of any and all applicable governmental requirements and receipt of all required corporate approvals. In addition, this letter does not identify all matters upon which agreement must be reached in order for a Proposed Transaction to be consummated. Except with respect to the specific obligations set forth in Sections 1, 2, 3, and 4 and hereof (which, as applicable, both parties hereby represent to the other they are authorized to undertake), a binding commitment will result only from execution of the Definitive Agreement.

5.                                      Notwithstanding anything to the contrary herein, the provisions of this letter will not apply to, and will in no way restrict the Company with respect to, any sale, transfer or other disposition of all or substantially all of the business or assets of the Company, which includes the M1 Agonist Program, whether effected by merger, consolidation, sale of stock or assets or otherwise; provided that the acquiring party in such transaction shall be subject to the provisions of this letter with respect to the M1 Agonist Program as successor to the Company.

6.                                      Prior to commencement of arbitration, the parties must attempt to mediate any dispute using a professional mediator from the American Arbitration Association (“AAA”), the CPR Institute for Dispute Resolution, or like organization selected by agreement or, absent agreement, through selection procedures administered by the AAA. Within a period of 45 days after the request for mediation, the parties agree to convene with the mediator, with business representatives present, for at least one session to attempt to resolve the matter. In no event will mediation delay commencement of the arbitration for more than 45 days absent agreement of the parties or interfere with the availability of emergency relief. Any controversy or claim arising out of or relating to this Agreement not resolved by mediation shall be resolved by arbitration before three arbitrators in accordance with the Commercial Arbitration Rules of the AAA then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrators shall be selected within twenty business days from commencement of the arbitration from the panel of arbitrators trained in Large Complex Commercial Disputes pursuant to agreement or through selection procedures administered by the AAA. Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrators or, failing agreement, procedures meeting such time limits will be designed by the AAA and adhered to by the parties. The arbitration shall be held in New Brunswick, New Jersey and the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Prior to commencement of arbitration, emergency relief is available from any court to avoid irreparable harm. THE ARBITRATORS SHALL NOT AWARD EITHER PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, OR ATTORNEYS FEES OR COSTS.

7.                                      This letter agreement may be executed in counterparts, all of which together shall constitute one and the same instrument. This letter agreement shall be deemed a contract made under the laws of the State of New Jersey and, together with the rights or obligations of the parties hereunder, shall be construed under and governed by the laws of such State, without giving effect to the conflict of laws principles thereof.

Please acknowledge your acquiescence with the terms and provisions of this letter by countersigning where indicated below and, upon such countersigning the provisions of this letter shall become effective and in full force and effect.

Very truly yours,

JOHNSON & JOHNSON DEVELOPMENT
CORPORATION

By:	/s/ Roy Cosan
Name: Roy Cosan
Title: Vice President

For notice purposes:

Johnson & Johnson Development Corporation

One Johnson & Johnson Plaza

New Brunswick, New Jersey 08933

Attention: Eric Jung, Associate General Counsel

AGREED TO AND ACCEPTED:

NEUROGENETICS, INC.

By:	/s/ Neil Kurtz
Name: Neil M. Kurtz, M.D.
Title: President and CEO